Exhibit 99.1

Executive Offices One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	For Further Information Contact: investorrelations@essendant.com (847) 627-2900

ESSENDANT REPORTS SECOND QUARTER 2018 RESULTS

DEERFIELD, Ill., July 26, 2018 – Essendant Inc. (NASDAQ: ESND), a leading national distributor of workplace items, today announced financial results for the second quarter ended June 30, 2018 as follows:

Second Quarter 2018 Summary

•	Net sales declined 0.5% to $1.3 billion in the quarter, when compared to the prior year quarter.
•

GAAP loss per share in the quarter was $(0.00) compared to income per share of $0.14 in the prior year quarter. GAAP net loss was $(0.1) million in the quarter compared to income of $5.1 million in the prior year quarter.

•

Adjusted diluted earnings per share(1) in the quarter was $0.16, compared to $0.28 in the prior year quarter. Adjusted net income (1) was $6.1 million in the quarter compared to $10.3 million in the second quarter of 2017. The results for the second quarter of 2018 were inclusive of a $5.1 million reduction in a receivables reserve for one customer, which benefited earnings per share by $0.09 in the quarter.

•

Free cash flow(1) was $37.2 million in the quarter and $7.9 million in the first six months of 2018, including $4.1 million in the quarter and $4.5 million in the first six months of transaction costs related to the S.P. Richards merger.

“Our second quarter results give us confidence that our strategy is working,” said Ric Phillips, President and Chief Executive Officer of Essendant.  “Our efforts to drive sales growth in key channels began to offset the decline from national resellers.  Our cost reduction efforts are successfully ramping, and our restructuring program continues to deliver expected results.  We expect to deliver an annualized run rate of cost savings over $50 million by 2020, with more than half of those savings realized this year.  In connection with our previously announced merger with Genuine Parts Company’s S.P. Richards business, we filed an amended Form S-4 last week and continue to work toward closing the merger by the end of the year.”

Second Quarter Performance

•

Net sales decreased 0.5% compared to the prior year quarter, driven by reduced sales in the national reseller channel being partially offset by higher sales in the Industrial, Independent reseller and Automotive channels. Net sales by product category were:

•	JanSan Products: decreased $(3.4) million or 1.0% to $346.3 million.

(1)	This is non-GAAP information. See the Reconciliation of Non-GAAP Financial Measures section of this document for more information.

Essendant Reports Second Quarter 2018 Results

•	Technology Products: decreased $(10.9) million or 3.5% to $298.8 million.
•	Traditional Office Products: decreased $(10.1) million or 5.4% to $176.6 million.
•	Industrial Supplies: increased $16.9 million or 11.6% to $163.0 million.
•	Cut-sheet Paper Products: increased $6.4 million or 5.8% to $116.0 million.
•	Automotive Products: increased $3.2 million or 4.0% to $85.4 million.
•	Office Furniture: decreased $(6.9) million or 9.9% to $63.0 million.
•

Gross profit was $173.2 million, a decline of $(4.4) million versus the prior year quarter primarily due to increased freight costs and lower product margin resulting from lower supplier allowances and sales mix, partially offset by a reduction in product assortment reserves of $8.6 million. Adjusted gross profit(1) was $164.7 million compared to $177.6 million in the prior year quarter.

•

Operating expenses were $164.6 million, an increase from $161.0 million in the prior year quarter due primarily to restructuring expenses of $8.0 million, partially offset by a $5.1 million reduction in a receivables reserve for one customer. Adjusted operating expenses were $146.7 million, a decrease of $(5.8) million from the prior year quarter primarily due to the reduction in allowance on receivables from one customer.

•

Income tax benefit was $0.1 million in the second quarter of 2018, compared to income tax expense of $4.5 million in the prior year quarter due to a net loss in the second quarter. Income tax expense on adjusted net income was $3.0 million, compared to adjusted income tax expense of $7.7 million in the prior year quarter.

•

GAAP loss per share was ($0.00) compared to income per share of $0.14 in the prior year quarter. Adjusted diluted earnings per share(1) was $0.16 compared to $0.28 in the prior year quarter, including the earnings per share impact in the quarter of $0.09 due to the reduction in a receivables reserve for one customer.

•

Cash flow for the first six months of 2018 was $2.9 million.  Operating cash flow in the first six months included $4.5 million in transaction costs related to the S.P. Richards merger.  Investing cash flow reflects $19 million of investment in the independent reseller channel during the second quarter. Free cash flow(1) totaled $37.2 million in the second quarter of 2018 and $7.9 million in the first six months of 2018.

Outlook for 2018

The following outlook excludes the impacts of any new acquisitions or unusual charges.

•	Net sales for full year 2018 are expected to be down 1% to down 3% from the prior year.
•

Adjusted diluted earnings per share(1) in the second half of 2018 are expected to be better than the first half of 2018 and better than the second half of 2017, as cost improvement efforts will continue to scale through the year.

•

Free cash flow(1) for 2018, including the costs and benefits of the Company’s previously announced restructuring program, but excluding transaction costs related to the S.P. Richards merger, is expected to be in excess of $40 million for the full year. Total transaction costs related to the S.P. Richards merger are expected to be approximately $40 million with an estimated $25 million payable upon closing.

Essendant Reports Second Quarter 2018 Results

Conference Call

Essendant will hold a conference call followed by a question and answer session on Friday, July 27, 2018, at 7:30 a.m. CDT, to discuss second quarter 2018 results. Investors may participate in the earnings call by dialing (877) 358-2531 in the U.S., (855) 669-9657 in Canada or (412) 902-6623 if international and ask to be joined into the Essendant call. To listen to the webcast, participants should visit the Investors section of the company’s website (investors.essendant.com), and click on the “Essendant Q2 2018 Earnings Call” button on the right side of the page, several minutes before the event is broadcast.  Interested parties can access an archived version of the call, this news release, a financial slide presentation and other information related to the call, also located on the quarterly results section of Essendant’s investor website, within hours after the call ends.

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding the proposed business combination transaction between the Company and Genuine Parts Company (“GPC”) in which GPC will separate its Business Products Group and combine this business with Essendant. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “predicting,” “projection,” “potential” or similar expressions. Forward-looking statements may include references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results, events or transactions of the Company or the combined company following the proposed transaction with GPC, the anticipated benefits of the proposed transaction, including estimated synergies, the expected timing of completion of the transaction, and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here, including but not limited to: market dynamics that create sales risks, including the Company’s reliance on key customers, including key customers in the independent reseller channel, the risks inherent in continuing or increased customer concentration and consolidations, efforts by suppliers and customers to bypass the Company and transact directly with each other, and competition from e-commerce businesses and other resellers increasing their presence at the wholesale level; the impact of price transparency, customer consolidation and product sales mix changes on the Company’s sales and margins; the Company’s reliance on supplier allowances and promotional incentives; the Company’s exposure to the credit risk of its customers; potential disruptions to the Company’s relationships with customers and suppliers due to the Company’s significant cost reduction initiatives; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from e-commerce businesses and the online branches of brick-and-mortar businesses; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; continued declines in end-user demand for products in the office, technology and furniture product categories; financial cycles due to secular consumer demand, recession or other events, most notably in the Company’s Industrial and Automotive businesses; the impact of the Company’s strategic objectives and possible disruption of business operations and relationships with customers and suppliers; the Company’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; the Company’s success in effectively identifying, consummating and integrating acquisitions; the Company’s ability to attract and retain key management personnel; the costs and risks related to compliance with laws, regulations and industry standards affecting the Company’s business; the Company’s ability to maintain its existing information technology systems and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the impact on the Company’s reputation and relationships of a breach of the Company’s information technology systems or a failure to maintain the security of private information; the

Essendant Reports Second Quarter 2018 Results

availability of financing sources to meet the Company’s business needs; unexpected events that could disrupt business operations, increasing costs and decreasing revenues; the ability of the Company and GPC to receive the required regulatory approvals for the proposed transaction and approval of the Company’s stockholders and to satisfy the other conditions to the closing of the transaction on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the Company and GPC to terminate the merger agreement; negative effects of the announcement or the consummation of the transaction with GPC on the market price of the Company’s common stock and/or on its business, financial condition, results of operations and financial performance; risks relating to the value of the shares of the Company to be issued in the transaction with GPC, significant transaction costs and/or unknown liabilities; the possibility that the anticipated benefits from the proposed transaction with GPC cannot be realized in full or at all or may take longer to realize than expected; risks associated with contracts containing consent and/or other provisions that may be triggered by the proposed transaction with GPC; risks associated with litigation related to the transaction with GPC; the possibility that costs or difficulties related to the integration of the Company and GPC’s SP Richards business will be greater than expected; and the ability of the combined company to retain and hire key personnel. There can be no assurance that the proposed transaction with GPC or any other transaction will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see the Company’s and GPC’s statements and reports on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission and other written statements made by the Company and/or GPC from time to time. The forward-looking information herein is given as of this date only, and neither the Company nor GPC undertakes any obligation to revise or update it.

Company Overview

Essendant Inc. is a leading national distributor of workplace items, with 2017 net sales of $5.0 billion. The company provides access to a broad assortment of over 170,000 items, including janitorial and breakroom supplies, technology products, traditional office products, industrial supplies, cut sheet paper products, automotive products and office furniture. Essendant serves a diverse group of customers, including independent resellers, national resellers and e-commerce businesses. The Company’s network of 61 distribution centers enables the Company to ship most products overnight to more than ninety percent of the U.S. For more information, visit www.essendant.com.

Essendant common stock trades on the NASDAQ Global Select Market under the symbol ESND.

Essendant Reports Second Quarter 2018 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2018	2017* Revised	2018	2017* Revised
Net sales	$1,254,222	$1,260,656	$2,494,378	$2,530,038
Cost of goods sold	1,081,016	1,083,092	2,199,996	2,166,807
Gross profit	173,206	177,564	294,382	363,231
Operating expenses:
Warehousing, marketing and administrative expenses	156,574	160,972	322,119	333,270
Restructuring charges	8,019	-	22,080	-
Impairment of goodwill	-	-	-	198,828
Operating (loss) income	8,613	16,592	(49,817)	(168,867)
Interest and other expense, net	8,850	7,022	17,072	14,485
(Loss) income before income taxes	(237)	9,570	(66,889)	(183,352)
Income tax (benefit) expense	(140)	4,474	(15,352)	146
Net (loss) income	$(97)	$5,096	$(51,537)	$(183,498)
Net (loss) income per share - basic:	$(0.00)	$0.14	$(1.40)	$(5.01)
Average number of common shares outstanding - basic	36,925	36,673	36,895	36,659
Net (loss) income per share - diluted:	$(0.00)	$0.14	$(1.40)	$(5.01)
Average number of common shares outstanding - diluted	36,925	36,873	36,895	36,659
Dividends declared per share	$0.14	$0.14	$0.28	$0.28

* Revised for the impact of the adoption of a new pension accounting pronouncement.

Essendant Reports Second Quarter 2018 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	(Unaudited)	(Audited)
	As of June 30,	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$31,751	$28,802
Accounts receivable, less allowance for doubtful accounts of $16,677 in 2018 and $17,102 in 2017	640,134	619,200
Inventories	742,886	821,683
Other current assets	63,903	43,044
Total current assets	1,478,674	1,512,729
Property, plant and equipment, net	129,927	132,793
Intangible assets, net	68,547	73,441
Goodwill	13,065	13,153
Other long-term assets	73,061	42,134
Total assets	$1,763,274	$1,774,250
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$526,263	$500,883
Accrued liabilities	195,342	189,916
Current maturities of long-term debt	6,072	6,079
Total current liabilities	727,677	696,878
Deferred income taxes	1,175	1,192
Long-term debt	518,660	492,044
Other long-term liabilities	76,525	89,222
Total liabilities	1,324,037	1,279,336
Stockholders’ equity:
Common stock, $0.10 par value; authorized - 100,000,000 shares, issued - 74,435,628 shares in 2018 and 2017	7,444	7,444
Additional paid-in capital	415,449	412,987
Treasury stock, at cost – 36,725,594 shares in 2018 and 36,811,366 shares in 2017	(1,091,993)	(1,093,813)
Retained earnings	1,156,910	1,219,309
Accumulated other comprehensive loss	(48,573)	(51,013)
Total stockholders’ equity	439,237	494,914
Total liabilities and stockholders’ equity	$1,763,274	$1,774,250

Essendant Reports Second Quarter 2018 Results

Essendant Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended
	June 30,
	2018	2017
Cash Flows From Operating Activities:
Net loss	$(51,537)	$(183,498)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,389	21,534
Share-based compensation	4,441	4,038
Gain on the disposition of property, plant and equipment	(771)	(656)
Amortization of capitalized financing costs	713	804
Deferred income taxes	(9,352)	(270)
Change in contingent consideration	(700)	-
Impairment of goodwill	-	198,828
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(21,385)	14,434
Decrease in inventory	78,385	76,757
Increase in other assets	(22,108)	(1,178)
Increase in accounts payable	25,189	24,133
Increase (decrease) in accrued liabilities	9,368	(19,603)
Decrease in other liabilities	(9,955)	(9,512)
Net cash provided by operating activities	23,678	125,811
Cash Flows From Investing Activities:
Capital expenditures	(16,026)	(13,677)
Proceeds from the disposition of property, plant and equipment	296	-
Investment in independent reseller channel	(19,000)	-
Net cash used in investing activities	(34,730)	(13,677)
Cash Flows From Financing Activities:
Net borrowing under revolving credit facility	28,867	31,375
Borrowings under Term Loan	-	77,600
Repayments under Term Loan	(3,036)	(1,518)
Contingent consideration	(967)	-
Net repayments under Securitization Program	-	(200,000)
Net disbursements from share-based compensation arrangements	(238)	(600)
Payment of cash dividends	(10,425)	(10,339)
Payment of debt issuance costs	-	(6,277)
Net cash provided by (used in) financing activities	14,201	(109,759)
Effect of exchange rate changes on cash and cash equivalents	(200)	185
Net change in cash and cash equivalents	2,949	2,560
Cash and cash equivalents, beginning of period	28,802	21,329
Cash and cash equivalents, end of period	$31,751	$23,889
Other Cash Flow Information:
Income tax payments, net	$843	$19,058
Interest paid	14,537	11,809

Essendant Reports Second Quarter 2018 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

The Non-GAAP table below presents Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings per Share, Adjusted EBITDA and Free Cash Flow for the three and six months ended June 30, 2018 and 2017 (in thousands, except per share data). These non-GAAP measures exclude certain non-recurring items and exclude other items that do not reflect the Company’s ongoing operations and are included to provide investors with useful information about the financial performance of our business. The presented non-GAAP financial measures should not be considered in isolation or as substitutes for the comparable GAAP financial measures. The non-GAAP financial measures do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP, and these non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP financial measures.

In order to calculate the non-GAAP measures, management excludes the following items to the extent they occur in the reporting period, to facilitate the comparison of current and prior year results and ongoing operations, as management believes these items do not reflect the underlying cost structure of our business. These items can vary significantly in amount and frequency.

•

Restructuring charges. Workforce reduction and facility closure charges such as employee termination costs, facility closure and consolidation costs, and other costs directly associated with shifting business strategies or business conditions that are part of a restructuring program.

Restructuring actions were taken in the three and six months ended June 30, 2018 that included facility consolidations, workforce reductions and product assortment refinements.

•

Gain or loss on sale of assets or businesses. Sales of assets, such as buildings or equipment, and businesses can cause gains or losses. These transactions occur as the Company is repositioning its business and reviewing its cost structure.

•	Severance costs for operating leadership. Employee termination costs related to members of the Company’s operating leadership team are excluded as they are based upon individual agreements.

•	Asset impairments. Changes in strategy or macroeconomic events may cause asset impairments.

In the six months ended June 30, 2017, the Company recorded goodwill impairment which resulted from declines in sales, earnings and market capitalization.

•	Other actions. Actions, which may be non-recurring events, that result from the changing strategies and needs of the Company and do not reflect the underlying expense of the on-going business.

In the three and six months ended June 30, 2018, these were charges related to transformational expenses, including potential merger, acquisition and equity investment transactions, and a gain reflecting receipt of payment on notes receivable reserved in 2015. In the three and six months ended June 30, 2017, other actions included litigation and transformational expenses.

Adjusted Gross Profit, adjusted operating expenses and adjusted operating income. Adjusted gross profit, adjusted operating expenses and adjusted operating income provide management and our investors with an understanding of the results from the primary operations of our business by excluding the effects of items described above that do not reflect the ordinary expenses and earnings of our operations. Adjusted gross profit, adjusted operating expenses and adjusted operating income are used to evaluate our period-over-period operating performance as they are more comparable measures of our continuing business. These measures may be useful to an investor in evaluating the underlying operating performance of our business.

Adjusted net income and adjusted diluted earnings per share. Adjusted net income and adjusted diluted earnings per share provide a more comparable view of our Company’s underlying performance and trends than the comparable GAAP measures. Net (loss) income and diluted (loss) earnings per share are adjusted for the effect of items described above that do not reflect the ordinary earnings of our operations.

Essendant Reports Second Quarter 2018 Results

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). Adjusted EBITDA is helpful in evaluating our operating performance and is used by management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting. Net (loss) income is adjusted for the effect of interest and other expenses, net, taxes, depreciation and amortization and stock-based compensation expense. Management believes that adjusted EBITDA is also commonly used by investors to evaluate operating performance between competitors because it helps reduce variability caused by differences in capital structures, income taxes, stock-based compensation accounting policies, and depreciation and amortization policies.

Free cash flow. Free cash flow is useful to management and our investors as it is a measure of the Company’s liquidity. It provides a more complete understanding of factors and trends affecting our cash flows than the comparable GAAP measure. Net cash provided by operating activities and net cash used in investing activities are aggregated and adjusted to exclude the impact of acquisitions and equity investments, net of cash acquired and divestitures.

Outlook. Adjusted diluted earnings per share and free cash flow are non-GAAP measures. A quantitative reconciliation of non-GAAP guidance to the corresponding GAAP information is not available because the non-GAAP guidance excludes certain GAAP information that is uncertain and difficult to predict. The adjusted diluted earnings per share guidance excludes impacts in the three and six months ended June 30, 2018 of $0.25 and $1.88 per share, respectively, related to restructuring charges, transformational expenses and a payment on notes receivable reserved in 2015. Actual amounts appear in the non-GAAP table included later in this section. For the remainder of the year, the factors that will be excluded are currently unknown due to the level of unpredictability and uncertainty associated with these items, but may include actions such as future restructuring charges, transformational expenses and cash flow impacts of equity investments.

Essendant Reports Second Quarter 2018 Results

Essendant Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Operating Expenses, Adjusted Operating Income,

Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, and Free Cash Flow

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended June 30,
	2018	2017 (2)

Gross profit	$173,206	$177,564
Restructuring charges - product assortment refinements	(8,554)	-
Adjusted gross profit	$164,652	$177,564

Operating expenses	$164,593	$160,972
Restructuring charges	(8,019)	-
Transformational expenses	(9,854)	(5,444)
Litigation reserve	-	(3,000)
Adjusted operating expenses	$146,720	$152,528

Operating income	$8,613	$16,592
Gross profit and operating expense adjustments noted above	9,319	8,444
Adjusted operating income	$17,932	$25,036

Net (loss) income	$(97)	$5,096
Gross profit and operating expense adjustments noted above	9,319	8,444
Non-GAAP tax provision on adjustments
Product assortment refinements	2,870	-
Restructuring charges	(2,690)	-
Transformational expenses	(3,306)	(2,085)
Litigation reserve	-	(1,164)
Income tax provision on adjusted net loss	(3,126)	(3,249)
Adjusted net income	$6,095	$10,291

Diluted (loss) income per share (1)	$-	$0.14
Gross profit and operating expense adjustments noted above	0.25	0.23
Non-GAAP tax provision on adjustments	(0.09)	(0.09)
Adjusted diluted earnings per share	$0.16	$0.28

Net (loss) income	$(97)	$5,096
Income tax (benefit) expense	(140)	4,474
Interest and other expense, net	8,850	7,022
Depreciation and amortization	10,591	10,569
Equity compensation expense	2,411	1,570
Gross profit and operating expense adjustments noted above	9,319	8,444
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$30,934	$37,174

Net cash provided by operating activities	$45,103	$72,786
Net cash used in investing activities	$(26,938)	$(5,365)
Add: Investment in independent reseller channel (3)	19,000	-
Free cash flow	$37,165	$67,421

(1)

Per share amounts for the three months ended June 30, 2018 under GAAP reflect basic earnings per share due to the net loss. The adjusted diluted earnings per share is based on diluted shares outstanding.

(2)	Revised for the impact of the adoption of a new pension accounting pronouncement.
(3)

The Company invested $19 million during the second quarter in the independent reseller channel as part of its strategic driver to accelerate sales performance in key channels. The Company’s share of earnings and losses of its investees is reflected in the Condensed Consolidated Statement of Operations and includes the investments in the Condensed Consolidated Balance Sheet.

Essendant Reports Second Quarter 2018 Results

	For the Six Months Ended June 30,
	2018	2017 (2)

Gross profit	$294,382	$363,231
Restructuring charges - product assortment refinements	34,269	-
Adjusted gross profit	$328,651	$363,231

Operating expenses	$344,199	$532,098
Restructuring charges	(22,080)	-
Transformational expenses	(14,084)	(8,395)
Payment on notes receivable	110	-
Impairment of goodwill	-	(198,828)
Litigation reserve	-	(9,000)
Adjusted operating expenses	$308,145	$315,875

Operating loss	$(49,817)	$(168,867)
Operating expense adjustments noted above	70,323	216,223
Adjusted operating income	$20,506	$47,356

Net loss	$(51,537)	$(183,498)
Gross profit and operating expense adjustments noted above	70,323	216,223
Non-GAAP tax provision on adjustments
Product assortment refinements	(6,864)	-
Restructuring charges	(5,886)	-
Transformational expenses	(4,267)	(3,203)
Payment on notes receivable	25	-
Impairment of goodwill	-	(6,559)
Litigation reserve	-	(3,488)
Income tax provision on adjusted net loss	(16,992)	(13,250)
Adjusted net income	$1,794	$19,475

Diluted loss per share (1)	$(1.38)	$(4.97)
Gross profit and operating expense adjustments noted above	1.88	5.86
Non-GAAP tax provision on adjustments	(0.45)	(0.36)
Adjusted diluted earnings per share	$0.05	$0.53

Net loss	$(51,537)	$(183,498)
Income tax (benefit) expense	(15,352)	146
Interest and other expense, net	17,072	14,485
Depreciation and amortization	21,389	21,534
Equity compensation expense	4,441	4,038
Gross profit and operating expense adjustments noted above	70,323	216,223
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)	$46,336	$72,928

Net cash provided by operating activities	$23,678	$125,811
Net cash used in investing activities	$(34,730)	$(13,677)
Add: Investment in independent reseller channel (3)	19,000	-
Free cash flow	$7,948	$112,134

(1)

Per share amounts for the six months ended June 30, 2018 and 2017 under GAAP reflect basic earnings per share due to the net loss. The adjusted diluted earnings per share is based on diluted shares outstanding.

(2)	Revised for the impact of the adoption of a new pension accounting pronouncement.
(3)

The Company invested $19 million during the second quarter in the independent reseller channel as part of its strategic driver to accelerate sales performance in key channels. The Company’s share of earnings and losses of its investees is reflected in the Condensed Consolidated Statement of Operations and includes the investments in the Condensed Consolidated Balance Sheet.